ARTICLES OF INCOPORATION
                                       OF
                                RCA TRADING CO.

     The undersigned does hereby subscribe to, acknowledge and file the following Articles of Incorporation for the purpose of creating a corporation under the laws of the State of Florida.

                                  ARTICLE ONE

     The name of the corporation is: RCA TRADING CO

     The principle address of the corporation is: 332 W. Boynton Beach Blvd., Suite 4, Boynton Beach, Florida 33435

                                  ARTICLE TWO

     This corporation shall commence its existence upon filing and shall exist perpetually thereafter unless sooner dissolved according to law.

                                 ARTICLE THREE

     The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Florida Corporation Act.

                                  ARTICLE FOUR

     This corporation is authorized to issue Ten Million (10,000,000) Value Common Stock, which shall be designated as "Common Shares" with a par value of $.001 per share. All of said stock shall be payable in cash, property (real or personal) or labor or services in lieu thereof at a just valuation to be fixed by the Board of Directors.

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                                  ARTICLE FIVE

     Except as otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Shares.

                                  ARTICLE SIX

     Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his pro rata share thereof (as nearly as may be done without issuance of fractional shares) at the prices at which it is offered to others.

                                 ARTICLE SEVEN

     The street address and mailing address of the initial principal registered office is: 332 W. Boynton Beach Blvd, Suite 4, Boynton Beach, Florida 33435 and the name of its initial registered agent of this corporation is: Linda Brown.

     I hereby am familiar with and accept the duties and responsibilities as registered agent for said corporation.

/s/ Linda Brown
--------------------------
Linda Brown

                                     Page 2

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                                 ARTICLE EIGHT

     This corporation shall have at lease one director initially with the exact number of directors to be specified by the shareholders from time to time unless the shareholders shall by a majority vote, determine that this corporation be managed by the shareholders. The names and addresses of the initial directors of this corporation is:

Name            Mailing Address
------          ---------------------
Mark Anthony    225 Park Avenue, Suite 211, New York, NY 10169

                                  ARTICLE NINE

     The Board of Directors is empowered to make, alter or repeal the Bylaws of the corporation without restriction of their powers conferred by statue.

                                  ARTICLE TEN

The name and address of the incorporator for this corporation is:

Linda Brown
332 W. Boynton Beach Blvd.
Suite 4
Boynton Beach, Florida 33435

/s/ Linda Brown
-------------------------
Incorporator: Linda Brown

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                                 ARTICLE ELEVEN

     No contract or other transaction between this corporation and any other corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors, or officers of, such other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and any director of this corporation who is also a director or an officer of such corporation, or who it is so interested may be counted in determining the exisitence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize any suxh contract or transaction with like force and effect as if he were not such director or officer of such other corporation, or not so interested.

                                 ARTICLE TWELVE

     The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever. The corporation shall have a first lien not the shares of its stockholders and upon the dividends due them for any indebtedness of such stockholders to the corporation.

     IN WITNESS WHEREOF, the undersigned subscriber has executed thses Articles of Incorporation this 24th day of April, 1996.


/s/ Linda Brown
-------------------------
Linda Brown

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           CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR
        THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM
                             PROCESS MAY BE SERVED.


     In pursuance of Chapter 48.091 of the Florida Statutes, the following is submitted, in compliance with said act:

     FIRST: that RCA TRADING CO., desiring to organize under the laws of the State of Florida, with its principal office, as indicated in the Articles of Incorporation, at City of Boynton Beach, County of Palm Beach, State of Florida, has named Linda Brown located at: 332 W. Boynton Beach, Suite 4, Boynton Beach, Florida 33435, City of Boynton Beach, County of Palm Beach, State of Florida, as its agent to accept service of process with the state.

ACKNOWLEDGEMENT: MUST BE SIGNED BY DESIGNATED AGENT

     Having been named to accept service of process for the above corporation, at place designated in this certificate, I hereby accept to act in this capacity, and agree to comply with the provision of said Act relative to keeping open said office.

/s/ Linda Brown
-------------------------
Linda Brown
Registered Agent